Exhibit (j)(21) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our report dated January 25, 2016, with respect to the financial statements of the Federated Emerging Markets Equity Fund, Federated International Strategic Value Dividend Fund and Federated Managed Volatility Fund, each a portfolio of Federated Equity Funds, as of November 30, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

January 25, 2016